Exhibit 99.4

Execution Version

PLEDGE AND SECURITY AGREEMENT

This Pledge and Security Agreement (as amended, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of May 14, 2021, by and among Citibank, N.A., as administrative agent for the Lenders (in such capacity as administrative agent, together with any successors and assigns, the “Administrative Agent”), and each Lender party hereto or party to a Joinder Agreement (as defined below) (each such Lender, in such capacity, referred to individually as an “Applicable Lender” and, collectively, as the “Applicable Lenders”), in each case, from time to time, as collateral agent for the benefit of the Agents (as defined in the Loan Agreement referred to below), the Agented Lenders (as defined in the Loan Agreement referred to below) and each other Applicable Lender, and Kinetik Finance S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg, having its registered office located at 1 rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and which is registered with the Luxembourg Trade and Companies Register under number B254082, as Grantor (“Grantor”).

Reference is made herein to that certain Margin Loan Agreement dated as of the date hereof by and among Grantor, as borrower, the several Lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as administrative agent and calculation agent (as such may be amended, modified, supplemented or restated from time to time, the “Loan Agreement”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Loan Agreement, unless otherwise noted.

WHEREAS, it is a condition precedent to the Closing Date of the Loan Agreement that the parties hereto execute and deliver this Security Agreement; and

WHEREAS, each Applicable Lender (i) is a secured party hereunder and will be granted a security interest in the Collateral and (ii) is, or will become, party to a Control Agreement in order to obtain control over one or more Collateral Accounts.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereto agree as follows:

1.

Security Interest. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, as collateral security for the payment and performance of the Secured Obligations (as defined below), Grantor hereby pledges, collaterally assigns and grants to each Applicable Lender, as collateral agent for the benefit of itself, each Agented Lender, each other Applicable Lender and the Agents, a continuing first priority security interest (each a “Security Interest” and collectively, the “Security Interests”) in all of Grantor’s right, title and interest in and to, or otherwise with respect to, the Collateral.

2.

Collateral. Each Security Interest herein granted shall secure all Secured Obligations, and is in all of Grantor’s right, title and interest in and to, or otherwise with respect to, the following property and assets whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Collateral”):

(a)

(i) the Collateral Shares (or, in each case, security entitlements in respect thereof) credited to any Collateral Account (the “Relevant Collateral Shares”); (ii) all dividends, shares, securities, cash, instruments, moneys or property (A) representing a dividend, distribution or return of capital in respect of any of the Relevant Collateral Shares (including, without limitation, any Ordinary Cash Dividend or Extraordinary Distribution thereon), (B) resulting from a split-up (including, without limitation, a Split-off), revision, reclassification, recapitalization or other similar change with respect to any of the Relevant

Collateral Shares, (C) otherwise received in exchange for or converted from any of the Relevant Collateral Shares and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, any of the Relevant Collateral Shares or (D) in connection with a Spin-off with respect to the Relevant Collateral Shares; and (iii) in the event of any Merger Event in which Company is not the surviving entity, all shares of each class of the capital stock of the successor entity formed by or resulting from such Merger Event received with respect to the Relevant Collateral Shares and any other consideration that is exchanged for the Relevant Collateral Shares or into which the Relevant Collateral Shares are converted;

(b)

each Collateral Account (as defined below), any Cash, Cash Equivalents, securities (including the Collateral Shares), general intangibles, investment property, financial assets, any Other Acceptable Collateral, and other property that may from time to time, in each case, be deposited, credited, held or carried in such Collateral Accounts or that is delivered to or in possession or control of any Applicable Lender or the Custodian or any of such Applicable Lender’s or the Custodian’s agents pursuant to this Security Agreement or the Loan Agreement; all “security entitlements” as defined in §8-102(a)(17) of the UCC (as defined below) with respect to any of the foregoing and all income and profits on any of the foregoing, all dividends, interest and other payments and distributions with respect to any of the foregoing, all other rights and privileges appurtenant to any of the foregoing, including any voting rights and any redemption rights, and any substitutions for any of the foregoing and any proceeds of any of the foregoing, in each case whether now existing or hereafter arising; and

(c)

(1) all Proceeds (as defined below) of the Collateral described in the foregoing clauses (a) and (b) and (2) any dividends or other distributions in respect of any shares of capital stock issued by Company in respect of any Collateral Shares or other securities constituting Collateral or any securities or other property distributed in respect of or exchanged for any Collateral Shares or other securities constituting Collateral, or into which any such Collateral Shares or other securities are converted, in connection with any merger or similar event or otherwise.

As used herein, the term “Collateral Accounts” means each Collateral Account (as such term is defined in each Control Agreement). Any reference to an “Applicable Lender’s Collateral Account” shall mean the Collateral Account that are identified in the Control Agreement to which such Applicable Lender is party. Any reference to a Collateral Account shall include any successor, renumbered or redesignated account and shall also include all sub-accounts of any such Collateral Account. “Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, or other disposition of, or other realization upon, any Collateral. “Relevant Collateral” means, with respect to any Applicable Lender, such Applicable Lender’s Collateral Account and the Collateral credited to or held in, or required to be credited to or held in, such Applicable Lender’s Collateral Account.

The Security Interests granted hereunder are granted as security only and shall not subject any Applicable Lender to, or transfer or in any way affect or modify, any obligation or liability of Grantor with respect to any of the Collateral or any transaction in connection therewith.

3.	Collateral Maintenance and Administration.

(a)

Each Applicable Lender is entitled to withhold any Taxes required to be withheld by applicable Law, including but not limited to required withholding in the absence of proper tax documentation, on payments to, or proceeds and payments realized from, the Collateral.

Subject to the terms of Section 2.08 of the Loan Agreement, promptly upon written demand of any Applicable Lender, Grantor shall pay to and indemnify such Applicable Lender against the amount of any Taxes that such Applicable Lender may be required to pay with respect to the Collateral by reason of the security interest granted herein (including but not limited to any Taxes with respect to (x) income earned or distribution with respect to the Collateral or (y) any proceeds or income from the sale, loan or other transfer of any Collateral) or to free any Collateral from any Lien thereon (other than Permitted Liens). For the avoidance of doubt, this provision does not apply to Excluded Taxes (for the avoidance of doubt, in the case of clause (a) of Excluded Taxes, other than any such Taxes that are with respect to Grantor’s income and in the case of clause (c) of Excluded Taxes, other than Taxes that result from Grantor’s FATCA status). Grantor shall provide Custodian with a fully executed IRS Form W-9 or applicable IRS Form W-8 (or any successors thereto) and any required attachments, (i) on or prior to the date hereof; (ii) promptly upon demand by Custodian; and (iii) promptly upon learning that any such form previously provided has become obsolete or incorrect. The parties agree that, prior to (and including upon) a foreclosure sale, the Collateral shall be treated as owned by the Grantor for U.S. and Luxembourg tax purposes. This paragraph shall survive notwithstanding any termination of this Agreement or the resignation or removal of Custodian.

(b)

The parties hereto agree that at all times prior to the sale of any Collateral pursuant to an exercise of remedies hereunder, Grantor shall be treated as the owner of its Collateral for U.S. Federal and state tax purposes.

(c)

At all times prior to the foreclosure sale or other disposition of any Relevant Collateral Shares or other securities constituting Collateral pursuant to Section 9 hereof, Grantor shall have the right to exercise all voting and consensual powers pertaining to such Collateral for all purposes.

(d)

Grantor shall cause Collateral to be posted to accounts designated by the relevant Applicable Lender (which shall initially be such Applicable Lender’s Collateral Account) on a Pro Rata Basis, as and when, and in the manner, required under the Loan Agreement. In the case of Collateral Shares, Grantor shall cause such Collateral Shares to be (i)(x) transferred to Custodian through the facilities of The Depository Trust Company or its successor (the “DTC”) or (y) registered in the name of Custodian on the share register maintained by the transfer agent of Company, as applicable, and (ii) credited to the Collateral Accounts, as and when, and in the manner required, under the Loan Agreement.

(e)

The Administrative Agent and each Applicable Lender agrees to provide directions to the Custodian under any Control Agreement to permit the release of Shares, Cash and Cash Equivalents requested to be withdrawn by the Grantor in accordance with, and to the extent permitted by, Section 2.06(d) of the Loan Agreement.

4.	Secured Obligations. The Obligations owed to each Agent, Agented Lender or any Applicable Lender (the “Secured Obligations”) are secured by this Security Agreement.

5.	Grantor’s Representations and Warranties. Grantor hereby represents and warrants to each Applicable Lender that:

(a)

The Security Interests in the Collateral granted to the Applicable Lenders pursuant to this Security Agreement are valid and binding security interests in the Collateral (subject to no other Liens, other than Permitted Liens).

(b)

Upon the execution and delivery by the parties hereto of this Security Agreement, (i) with respect to each Applicable Lender’s Collateral Account, all financial assets credited thereto and all security entitlements in respect thereof, when a Control Agreement is executed and delivered by Grantor, such Applicable Lender and Custodian with respect to such Collateral Account, the Security Interest in such Collateral Account, all financial assets credited thereto and all security entitlements in respect thereto created hereunder in favor of such Applicable Lender will constitute a valid and perfected, first priority security interest securing the Secured Obligations, such Security Interest will not be subject to any liens other than Permitted Liens, and such Applicable Lender will have Control (as defined in Section 8-106, Section 9-104 or Section 9-106, as applicable, of the UCC) thereof and (ii) no action based on a valid adverse claim to such security entitlement or such financial asset, whether framed in conversion, replevin, constructive trust, equitable lien or other theory, may be successfully asserted against the Applicable Lenders.

(c)

With respect to all Collateral that may be perfected by filing a financing statement pursuant to the UCC, when a UCC financing statement is filed in the appropriate office against Grantor in the location listed on Schedule 1 (naming Grantor as the debtor and such Applicable Lender as the secured party), such Applicable Lender will have a valid and perfected first priority security interest in such Collateral as security for the payment and performance of the Secured Obligations.

(d)

The Advances made by each Applicable Lender or any Agented Lender under the Loan Agreement and the pledge of the Relevant Collateral Shares (or security entitlements in respect thereof) by Grantor hereunder are not a device to secure the sale thereof.

(e)

Grantor’s full legal name as of the date hereof is as specified in the first paragraph of this Security Agreement. The location of Grantor’s place of business as of the date hereof is 1, rue Peternelchen, L-2370, Howald, Grand Duchy of Luxembourg.

(f)	Grantor has rights (or the power to transfer rights) in each item of Collateral upon which it purports to grant a Security Interest hereunder.

6.	Grantor’s Covenants. During the term of this Security Agreement:

(a)

Grantor shall defend the Collateral and the Security Interests conveyed to the Applicable Lenders by this Security Agreement against all claims and demands of all Persons (other than the Security Interests of the other Applicable Lenders, subject to the provisions of the Loan Agreement) at any time claiming any interest therein adverse to such Applicable Lender.

(b)

Grantor shall pay all costs to defend and enforce the security interest created by this Security Agreement, collect the Secured Obligations, and defend, enforce and collect the Collateral, including but not limited to taxes, assessments, reasonable attorney’s fees, legal expenses and expenses of sales. Whether the Collateral is or is not in any Applicable Lender’s possession, and without any obligation to do so and without waiving Grantor’s default for failure to make any such payment, such Applicable Lender at its option may, following notice to Grantor when it may reasonably do so without prejudice, pay any such costs and expenses and discharge encumbrances on the Collateral, and any payments of such costs and expenses and any payments to discharge such encumbrances shall be a part of the Secured Obligations. Grantor agrees to reimburse such Applicable Lender on demand for any payments of such costs and expenses and any payments to discharge such encumbrances.

(c)

Grantor shall take such other actions as such Applicable Lender shall reasonably determine is necessary or appropriate to preserve, protect, perfect and duly record the Lien created under this Security Agreement in the Collateral credited to such Applicable Lender’s Collateral Account, including executing, delivering, filing and/or recording, in such locations and jurisdictions as such Applicable Lender shall specify, any financing statement, making an entry in respect of this Security Agreement in the register of mortgages and charges of Grantor (and Grantor shall within three Business Days of the Closing Date provide a copy of such updated register of mortgages and charges to the Administrative Agent), notice, instrument, document, agreement or other papers that may be necessary or desirable (in the reasonable judgment of such Applicable Lender) to create, preserve, protect or perfect the Security Interest granted pursuant hereto and the priority thereof or to enable such Applicable Lender to exercise and enforce its rights under this Security Agreement with respect to such Security Interest, including, without limitation, executing and delivering or causing the execution and delivery of a control agreement with respect to the Applicable Lender and such Applicable Lender’s Collateral Account and/or, in the event that any Collateral (other than Cash or Cash Equivalents) is not held through the DTC or another clearing corporation (as defined in the UCC), causing any or all of the Collateral to be transferred of record into the name of Custodian, such Applicable Lender or its nominee.

(d)

Grantor shall: (i) promptly furnish to each Applicable Lender any information with respect to the Collateral reasonably requested by such Applicable Lender and (ii) allow each Applicable Lender or its representatives to inspect and copy, or furnish such Applicable Lender or its representatives with copies of, all records relating to the Collateral (other than, in each case, information or records Grantor is prohibited from disclosing due to applicable Law, and tax returns of Grantor, Parent or Affiliates of any of the foregoing, other than receipts or other evidence showing the payment of Taxes with respect to the Collateral (with the understanding that such receipt or evidence may be redacted or formatted to protect any proprietary or confidential Tax information of Grantor, Parent or Affiliates of any of the foregoing)), subject to Section 5.06 of the Loan Agreement. Notwithstanding the foregoing, to the extent any information requested by any Applicable Lender is not then available, Grantor will furnish to such Applicable Lender or cause to be furnished to such Applicable Lender such information as soon as reasonably practicable after such request.

(e)

Without at least ten (10) days’ prior written notice to the Applicable Lenders, Grantor shall not (i) maintain any of Grantor’s books and records with respect to the Collateral at any office, or maintain Grantor’s place of business (or, if Grantor has more than one place of business, Grantor’s chief executive office) at any place other than at the address indicated in Section 9.02 of the Loan Agreement or (ii) make any change to Grantor’s name, or the name under which Grantor does business, or the form or jurisdiction of Grantor’s organization from the name, form and jurisdiction set forth on the first page of this Security Agreement.

(f)

Grantor shall not close any Applicable Lender’s Collateral Account or transfer any Collateral held therein or credited thereto (it being understood that Grantor may request a release of Collateral in accordance with Section 2.06(d) of the Loan Agreement) without obtaining the prior written consent of such Applicable Lender. Grantor shall cause all DTC Collateral Shares to be registered in the name of Cede & Co. and credited to the account of Custodian as a direct participant in DTC book-entry system and further crediting by Custodian to the Collateral Accounts of each respective Applicable Lender, and Grantor shall cause all Book-Entry Collateral Shares to be registered in the name of Custodian and credited to account of Custodian at Company (or its transfer agent) and further crediting by Custodian to the Collateral Accounts of each respective Applicable Lender, in each case as and when, and in the manner required, under the Loan Agreement.

7. Ownership and Bust-Up.

(a)	Definitions. As used in this Section 7:

“Beneficial Ownership” means, in respect of an Applicable Lender or an Agented Lender, the “beneficial ownership” (within the meaning of Section 13(d)) of outstanding Shares, without duplication, by such Applicable Lender or such Agented Lender, together with any of its Affiliates or other Persons subject to aggregation with such Applicable Lender or such Agented Lender, as the case may be, under Section 13(d) for purposes of “beneficial ownership” or under any Applicable Restriction (as defined below), or by any “group” (within the meaning of Section 13(d)) of which such Applicable Lender or such Agented Lender is, or is deemed to be, a part (such Applicable Lender or such Agented Lender and any such Affiliates, Persons and groups, collectively, with respect to such Applicable Lender, the “Applicable Lender Group” or, with respect to such Agented Lender, the “Lender Group”) (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the application of the equivalent calculation for purposes of determining whether a person is a beneficial owner of more than 10 percent of any class of equity securities registered under Section 12 of the Exchange Act for the purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder results in a different ownership level, such ownership level).

“Lender Person” means any Lender, Lender Group (as defined above) or any other Person whose ownership position would be aggregated with that of any Lender or any member of a Lender Group.

“Qualifying Disposition” means a sale, transfer or other disposition of Relevant Collateral Shares:

(i) to any Person who acquires them in a broadly distributed public offering of the Collateral Shares that is registered under the Securities Act (including the underwriter of such offering, which may be an Applicable Lender or an Affiliate of such Applicable Lender);

(ii) effected on any securities exchange so long as an Applicable Lender (or any Affiliate of such Applicable Lender) did not solicit or arrange for the solicitation of orders to buy such Collateral Shares in anticipation of or in connection with such sale;

(iii) made in compliance with the manner-of-sale requirements set forth in Rule 144(g) of the Securities Act;

(iv) to a Person that an Applicable Lender believes in good faith is not, and after giving effect to such sale, transfer or other disposition, will not be, an Affiliate (as such term is used under the Securities Act) of Company of such Shares;

(v) to a Person that is an Affiliate (as such term is used under the Securities Act) of Company prior to such sale, transfer or other disposition so long as the number of Collateral Shares, or Shares that are collateral or other security for any other transaction to which an Applicable Lender or any Affiliate thereof is party, sold, transferred or otherwise disposed of to such Person (in any manner at any time, in one transaction or a series of transactions) does not in the aggregate exceed 5% of the outstanding Shares; or

(vi) to Company or any Subsidiary thereof.

“Section 13(d)” means Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

“Applicable Lender Person” means any Applicable Lender or any Applicable Lender Group (as defined above) or any other Person whose ownership position would be aggregated with that of any member of an Applicable Lender Group.

(b)	Ownership Provision.

(i) Notwithstanding any other provision of the Margin Loan Documentation to the contrary, in no event shall an Applicable Lender or any Agented Lender be entitled to acquire, receive, vote or exercise any other rights of an Applicable Lender in respect of any such Collateral Shares to the extent (but only to the extent) that immediately upon giving effect to such acquisition, receipt or exercise of such rights:

(A) it would cause such Applicable Lender Person or, in the case of an Agented Lender, Lender Person to have Beneficial Ownership equal to or greater than 8.0% of the number of the total outstanding Shares of Company; or

(B) any Applicable Lender Person or, in the case of an Agented Lender, any Lender Person, under any federal, state or local laws, rules, regulations or regulatory orders or any provisions of the Organization Documents of Company or any agreement to which a Grantor or any Affiliate thereof or Company is a party, in each case, applicable to ownership of Shares (“Applicable Restrictions”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of such Shares equal to: (i) the number of such Shares that would give rise to any reporting or registration obligation or other requirement (including obtaining prior approval by any Person or entity) of such Applicable Lender Person or such Lender Person, as applicable, or would result in an adverse effect on such Applicable Lender Person or such Lender Person, as applicable, under any Applicable Restriction, as determined by such Applicable Lender in its reasonable discretion, in each case minus (ii) 1% of the number of the total outstanding relevant Shares (each of paragraphs (A) and (B) above, an “Ownership Limitation”).

(ii) The inability of an Applicable Lender or any Agented Lender to acquire, receive or exercise rights with respect to any Relevant Collateral Shares as provided above at any time as a result of an Ownership Limitation shall not preclude such Applicable Lender or any Agented Lender from taking such action at a later time when no such Ownership Limitation is then existing or would result under this provision. Notwithstanding any other provision of the Margin Loan Documentation to the contrary, each Applicable Lender Person and each Lender Person shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Collateral Shares that such Applicable Lender or the Agented Lender, as the case may be, is not entitled to acquire or receive, or exercise any other rights of an Applicable Lender or an Agented Lender in respect hereof, at any time pursuant to this Ownership Provision, until such time as such Applicable Lender or such Agented Lender, as the case may be, is not prohibited from acquiring, receiving or exercising such rights in respect thereof under an Ownership Provision, and any such acquisition, receipt or exercise of such rights shall be void and have no effect to the extent (but only to the extent) that such Applicable Lender or such Agented Lender, as the case may be, is so prohibited.

(c) Bust-up Provision. Notwithstanding any other provision of the Margin Loan Documentation to the contrary, any sale, transfer or other disposition of Collateral Shares by an Applicable Lender must (i) be a Qualifying Disposition and (ii) comply with Sections 3 and 4 of the Issuer Agreement.

(d) Company is an intended third-party beneficiary of this Section 7.

8.

Power of Attorney. Subject to Section 7 of this Security Agreement, Grantor, in such capacity, hereby irrevocably constitutes and appoints each Applicable Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority, in the name of Grantor or in its own name, to take upon the occurrence and during the continuance of an Event of Default that has not been waived, cured or deemed not to occur pursuant to Section 7.01 of the Loan Agreement, any and all action and to execute any and all documents and instruments that such Applicable Lender at any time and from time to time deems necessary or desirable to accomplish the purposes of this Security Agreement, including, without limitation, selling any of the Collateral on behalf of Grantor as agent or attorney in fact for Grantor, in the name of Grantor and applying the proceeds received therefrom in accordance with Section 7.03 of the Loan Agreement; provided that, nothing in this Section 8 shall be construed to obligate such Applicable Lender to take any action hereunder nor shall such Applicable Lender be liable to Grantor for failure to take any action hereunder. This appointment shall be deemed a power coupled with an interest, is irrevocable, and shall continue until the Secured Obligations have been paid and performed in full other than (i) those not then due and expressly stated to survive termination or (ii) contingent indemnification obligations for which no claim has been asserted or accrued. Without limiting the generality of the foregoing, so long as such Applicable Lender shall be entitled under Section 9 to make collections in respect of the Collateral, such Applicable Lender shall have the right and power to receive, endorse and collect all checks made payable to the order of Grantor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

9.	Remedies.

(a)

Upon the occurrence and during the continuance of an Event of Default, subject to Section 7, each Applicable Lender may: take control of its Relevant Collateral and proceeds thereof, including stock received as dividends or by reason of stock splits; take control of funds generated by its Relevant Collateral, such as cash dividends, interest and proceeds, and use the same to reduce any part of the Secured Obligations and exercise all other rights that an owner of such Collateral may exercise; and at any time transfer any of the Relevant Collateral or evidence thereof into its own name or that of its nominee. Each Applicable Lender shall not be liable for failure to collect any account or instruments, or for any act or omission on the part of such Applicable Lender, its officers, agents or employees, except for any act or omission arising out of their own willful misconduct, gross negligence or fraud. The foregoing rights and powers of each Applicable Lender will be in addition to, and not a limitation upon, any rights and powers of such Applicable Lender given by law in equity, elsewhere in this Security Agreement, the other Margin Loan Documentation or otherwise.

(b)

Subject to Section 7, in addition to and not in lieu of the rights set forth in Section 9(a), upon the occurrence and during the continuance of an Event of Default, each Applicable Lender may, without notice of any kind, which Grantor hereby expressly waives (except for any notice required under this Security Agreement or any other Margin Loan Documentation that may not be waived under applicable Law), at any time thereafter exercise and/or enforce any of the following rights and remedies, at such Applicable Lender’s option:

(i) Deliver or cause to be delivered from such Applicable Lender’s Collateral Account to itself or to an Affiliate, Collateral Shares (or security entitlements in respect thereof) and any other Collateral;

(ii) Demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral in such Applicable Lender’s Collateral Account, and otherwise exercise all of Grantor’s rights with respect to any and all of the Collateral in such Applicable Lender’s Collateral Account, in its own name, in the name of Grantor or otherwise; provided that, such Applicable Lender shall have no obligation to take any of the foregoing actions; and

(iii) Sell, lease, assign or otherwise dispose of, in a commercially reasonable manner, all or any part of the Collateral in such Applicable Lender’s Collateral Account, at such place or places and at such time or times as such Applicable Lender deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, upon such terms and conditions as it deems advisable, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable Law and cannot be waived), and any Applicable Lender or Agented Lender may be the purchaser, lessee, assignee or recipient of any or all of such Collateral so disposed of at any public sale or at one or more private sales and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Grantor, any such demand, notice and right or equity being hereby expressly waived and released. Each Applicable Lender may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

(c)

Grantor specifically understands and agrees that any sale by any Applicable Lender of all or part of the Collateral in such Applicable Lender’s Collateral Account pursuant to the terms of this Security Agreement may be effected by such Applicable Lender at times and in manners that could result in the proceeds of such sale being significantly and materially less than might have been received if such sale had occurred at different times or in different manners (including, without limitation, as a result of the provisions of Section 7 hereof and the Issuer Agreement), and Grantor hereby releases each Applicable Lender and its officers and representatives from and against any and all obligations and liabilities arising out of or related to the timing or manner of any such sale, to the extent commercially reasonable and permitted under applicable Law. Without limiting the generality of the foregoing, if, in the reasonable opinion of an Applicable Lender, there is any question that a public sale or distribution of any Collateral in such Applicable Lender’s Collateral Account may violate any state or federal securities law, including without limitation, the Securities Act, such Applicable Lender may offer and sell such Collateral in a transaction exempt from registration under the Securities Act (including, without limitation, pursuant to Section 4(a)(2) thereof), and/or limit purchasers to Qualified Institutional Buyers (as defined in Rule 144A of the Securities Act) and/or who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof and/or who will agree to comply with restrictions on transfer as set forth in the relevant Issuer Agreement, and any such sale made in good faith by such Applicable

Lender shall be deemed “commercially reasonable”. Furthermore, Grantor acknowledges that any such restricted or private sales may be at prices and on terms less favorable to Grantor than those obtainable through a public sale without such restrictions, and agrees such sales shall not be considered to be not commercially reasonable solely because they are so conducted on a restricted or private basis. Grantor further acknowledges that any specific disclaimer of any warranty of title or the like by such Applicable Lender will not be considered to adversely affect the commercial reasonableness of any sale of Collateral. The parties agree and acknowledge that the Relevant Collateral Shares are traded on a recognized market.

(d)

Grantor specifically understands and acknowledges that any Applicable Lender may, while the Collateral Shares remain “restricted securities” within the meaning of Rule 144 and/or subject to any Transfer Restrictions (including, for the avoidance of doubt, Transfer Restrictions pursuant to Rule 144(i)), enter into any hedging transaction (including, for the avoidance, in the form of any short sales, stock borrow transactions, synthetic short positions in the Shares or other derivative transactions determined in such Applicable Lender’s sole discretion) with respect to the Collateral Shares until public resales of the Collateral Shares are permitted in compliance with the conditions of Rule 144 and any other applicable Transfer Restrictions. Furthermore, Grantor understands and agrees that Grantor will reimburse each Applicable Lender for any and all losses (including any reasonable costs and market losses) incurred by such Applicable Lender in connection with such hedging transaction or unwind thereof (and, for the avoidance of doubt, the obligation to reimburse such losses and costs shall be deemed to be included in the definition of “Secured Obligations”).

(e)

If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to this Section 9 are insufficient to cover the costs and expenses of such sale, collection or realization and the payment in full of the Secured Obligations (other than (i) those not then due and expressly stated to survive termination or (ii) contingent indemnification obligations for which no claim has been asserted or accrued), each Applicable Lender may continue to enforce its remedies under this Security Agreement and the other Margin Loan Documentation to collect the deficiency.

(f)

Each Applicable Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or other third Person, and such Applicable Lender need not otherwise preserve, protect, insure or care for any Collateral. Each Applicable Lender shall not be obligated to preserve any rights Grantor may have against prior parties, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of Collateral in any particular order of application.

(g)

If any Applicable Lender shall determine to exercise its right to sell all or any portion of the Collateral pursuant to this Section 9, Grantor agrees that, upon request of such Applicable Lender, Grantor will, at its own expense:

(i) execute and deliver, and use commercially reasonable efforts to cause the officers and directors of Company to execute and deliver, to any Person or Governmental Authority, as the Applicable Lender may choose, any and all documents and writings that, in such Applicable Lender’s reasonable judgment, may be required by any Governmental Authority located in any city, county, state or country where Grantor or Company engages in business in order to permit the transfer of, or to more effectively or efficiently transfer, the Collateral or otherwise enforce such Applicable Lender’s rights hereunder; and

(ii) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable Law.

(h)

Except as otherwise expressly provided in this Security Agreement, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other Cash or other amounts received or held by any Applicable Lender as Collateral, following the occurrence, and during the continuance, of an Event of Default, shall be applied by such Applicable Lender in accordance with Section 7.03 of the Loan Agreement.

(i)

Grantor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 9 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 9 may be specifically enforced.

(j)

Each Applicable Lender acknowledges and agrees that upon any sale or other disposition by any Applicable Lender of its Relevant Collateral, the security interest of each other Lender therein shall automatically terminate; provided, however that the security interest of each such other Lender shall attach to any Proceeds of such sale or other disposition, subject to clause (g) of this Section.

Grantor agrees and acknowledges that the Collateral Shares are customarily sold on a recognized market within the meaning of Section 9-610 of the UCC and represent a significant percentage of the total outstanding Shares of Company. In the event that an Event of Default shall have occurred and be continuing and any Applicable Lender shall desire to exercise any of its rights and remedies with respect to the Collateral Shares, as provided above or otherwise available to it under the UCC, at law or in equity, as contemplated by Section 9-603 of the UCC, the parties hereto agree to the following standards for measuring the fulfillment of the obligations of such Applicable Lender and the rights of Grantor under the UCC. In the event that notification of disposition of the Collateral Shares is required by applicable law (it being acknowledged and agreed that no such notice shall be required if the Collateral Shares threaten to decline speedily in value or are of a type customarily sold on a recognized market), the parties hereto agree that notice sent to each of the Persons specified in Section 9-611(c) of the UCC prior to (x) the date of any proposed public sale of the Collateral Shares (or on such date but prior to any such sale) or (y) the date on or after which any Applicable Lender intends to conduct a private sale of the Collateral Shares (or on such date but prior to any such sale), shall constitute a reasonable time for such notice.

(k)

The parties acknowledge and agree that large blocks of equity securities are customarily sold by the seller retaining an investment bank or other financial institution (a “Block Dealer”) to send notification of such sale via e-mail and/or telephone calls, using a marketing team reasonably familiar with the issuer and the market for such equity securities, to ten (10) or more sophisticated equity investors who maintain accounts with such Block Dealer (or its affiliates) (but generally not to retail investors) soliciting such investors to submit bids to purchase the offered securities from which bids the Block Dealer will build a book of bids for purposes of determining the market clearing price for such offered securities, which price is typically expected to be determined within a few hours of the commencement of such offering but can be determined as soon as, for example, thirty (30) minutes thereafter or as long as, for example, three (3) Scheduled Trading Days thereafter. Furthermore, the parties acknowledge and agree that (i) any number of Applicable

Lenders may exercise their respective rights pursuant hereto substantially concurrently or in prompt succession (including at the same time on the same day), (ii) one or more Applicable Lenders may solicit bids to purchase the Collateral Shares from any particular investor that maintains accounts with each of such Applicable Lenders (or their respective affiliates) and (iii) the events or circumstances giving rise to certain Events of Default (including, for example, those arising from, or in connection with, a Change of Control or Merger Event and/or a Collateral Shortfall), and/or the event of a foreclosure on a large block of equity securities pledged by a major shareholder, may reduce the number of investors interested in participating in the market for such equity securities and/or the price any such investor is willing to bid for such equity securities. As a result, any such sale may result in prices and terms less favorable to any Applicable Lender than those that could be obtained by selling or otherwise disposing of such Collateral Shares in multiple transactions, over multiple days, in a broadly distributed offering and/or in the absence of, or at a time later than the occurrence of, any adverse events or circumstances. As contemplated by UCC Section 9-603, the parties hereto desire to agree that any private foreclosure held in accordance with the foregoing procedures shall satisfy the commercial reasonableness and other requirements of the UCC. Nevertheless, any Applicable Lender shall not be limited to foreclosing in accordance with the foregoing procedure and may also foreclose using any other method or procedure that satisfies the applicable requirements of the UCC.

In addition, in the event that any Applicable Lender determines to sell the Collateral Shares in a sale that is a public sale for purposes of the UCC, the parties hereto agree that posting of notice of such sale, such notice to describe the Collateral Shares being sold and the time and place of the sale as described below, through the Bloomberg Professional service or any other comparable on-line service widely used by sophisticated equity traders and/or investors after the close of trading on the Exchange on the day of, but prior to, such sale shall constitute sufficient public notice of any such sale and that no notice thereof in any newspaper or other written publication shall be required. The parties hereto agree that notification of the time and method of a sale of the Collateral Shares conducted in such a manner shall constitute sufficient notice of the time and place of the public sale for purposes of the UCC. Each of the parties hereto has been advised by legal counsel and believes that the foregoing procedures and agreements for disposition of the Collateral Shares are in their mutual interest.

10.	Applicable Lenders as Gratuitous Collateral Agents.

Each Lender party hereto, and by accepting the benefits hereof, each Agent and each Lender hereby appoints each Applicable Lender as its gratuitous collateral agent for purposes of the security interest granted to such Applicable Lender hereunder. In addition, solely for purposes of perfecting the Liens of any Agented Lender, each Applicable Lender and each Agent (the “Perfection Parties”) in the Collateral, each Applicable Lender, hereby acknowledges, with respect to all of the Collateral that it controls, that it will also hold control over such property as gratuitous collateral agent and bailee for the benefit of such Perfection Parties (such agency and bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(b)(2) and 9-313(c) of the UCC); provided that such Applicable Lender shall not have any fiduciary or other duty hereunder to any such Perfection Party as a result of either its role as gratuitous collateral agent or gratuitous bailee.

11.	General.

(a)

Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) Grantor may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Margin Loan Documentation without the prior written consent of the Administrative Agent and each Applicable Lender (and any attempted assignment or transfer by Grantor without such consent shall be null and void), unless otherwise permitted under the terms of such Margin Loan Documentation and (ii) no Applicable Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 9.07 of the Loan Agreement. Upon any assignment pursuant to Section 9.07 of the Loan Agreement, if such assignee was not an Applicable Lender immediately prior to such assignment, the applicable assignee, Grantor and the Administrative Agent shall execute and deliver a counterpart of the joinder agreement substantially in the form of Exhibit A hereto (“Joinder Agreement”) (unless such Lender has elected to remain an Agented Lender and does not intend to become an Applicable Lender), and each of the parties hereto agrees that upon such execution and delivery, such assignee shall constitute an Applicable Lender for all purposes under this Security Agreement. Nothing in this Security Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, the Perfection Parties and their respective successors and assigns permitted under the Loan Agreement) any legal or equitable right, remedy or claim under or by reason of this Security Agreement.

(b)

No Waiver. No failure or delay by any Applicable Lender in exercising any right or power hereunder or under any other Margin Loan Documentation shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Applicable Lender hereunder and under any other Margin Loan Documentation are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Margin Loan Documentation or consent to any departure by Grantor therefrom shall in any event be effective unless the same shall be permitted by Sections 9.01 and 9.03 of the Loan Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Grantor in any case shall entitle Grantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of such Applicable Lender to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Event of Default, regardless of whether any Applicable Lender or any Agented Lender may have had notice or knowledge of such Event of Default at the time.

(c)

Continuing Agreement; Release of Collateral. This Security Agreement shall constitute a continuing agreement and shall continue in effect until the Secured Obligations have been paid in full other than (i) those not then due and expressly stated to survive termination or (ii) contingent indemnification obligations for which no claim has been asserted or accrued, at which time the Collateral shall automatically be released from the Liens created hereby, and this Security Agreement and all obligations (other than those expressly stated to survive such termination) of each Applicable Lender and Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to Grantor. At the request and sole expense of Grantor following any such termination, each Applicable Lender shall deliver to Grantor any Collateral held by such Applicable Lender hereunder, and execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination, including notice to any securities intermediary terminating the applicable Control Agreement. No Collateral shall be released prior to the payment in full of the Secured Obligations, other than (i) those not then due and expressly stated to survive termination or (ii) contingent indemnification obligations for which no claim has been asserted or accrued, except as set forth in Section 2.06(d) of the Loan Agreement. Notwithstanding the foregoing, if at any time, any payment to an Applicable Lender in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in insolvency, liquidation, winding up, bankruptcy or reorganization or otherwise, the rights and obligations of the parties hereunder, and the Liens of Applicable Lenders on the Collateral, shall be automatically reinstated and Grantor shall promptly deliver any documentation reasonably requested by any Applicable Lender to evidence such reinstatement.

(d)	Definitions. Unless the context indicates otherwise, definitions in the UCC apply to words and phrases in this Security Agreement; if UCC definitions conflict, Article 8 and/or 9 definitions apply.

(e)	Notice. Each notice to, or other communication with, any party hereunder shall be given to such party as provided under Section 9.02 of the Loan Agreement.

(f)

Modifications. No provision hereof shall be modified or limited except pursuant to Section 9.01 of the Loan Agreement. The provisions of this Security Agreement shall not be modified or limited by course of conduct or usage of trade.

(g)

Financing Statement. Grantor hereby irrevocably authorizes each Applicable Lender (or its designee) at any time and from time to time to file in any jurisdiction any financing or continuation statement and amendment thereto or any registration of charge, mortgage or otherwise, containing any information required under the UCC or the Law of any other applicable jurisdiction (in each case without the signature of Grantor to the extent permitted by applicable Law), necessary or appropriate in the judgment of such Applicable Lender to perfect or evidence its Security Interest in and lien on the Collateral credited to such Applicable Lender’s Collateral Account. Grantor agrees to provide to each Applicable Lender (or its designees) any and all information required under the UCC or the Law of any other applicable jurisdiction for the effective filing of a financing statement and/or any amendment thereto or any registration of charge, mortgage or otherwise.

(h)

Counterparts; Integration; Effectiveness. This Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Security Agreement and the other Margin Loan Documentation constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Security Agreement shall become effective when it shall have been executed by each Applicable Lender and when each Applicable Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or electronic transmission shall be effective as delivery of an original executed counterpart of such signature page. The words “delivery,” “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Security Agreement or any document to be signed in connection with this Security Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures which shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(i)

Severability. Any provision of any Margin Loan Documentation held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(j)

WAIVER OF MARSHALING. GRANTOR AND EACH APPLICABLE LENDER ACKNOWLEDGES AND AGREES THAT IN EXERCISING ANY RIGHTS UNDER OR WITH RESPECT TO THE COLLATERAL HEREUNDER OR UNDER ANY OTHER SECURITY AGREEMENT: (A) SUCH APPLICABLE LENDER IS UNDER NO OBLIGATION TO MARSHAL ANY SUCH COLLATERAL; (B) SUCH APPLICABLE LENDER MAY, IN ITS ABSOLUTE DISCRETION, REALIZE UPON SUCH COLLATERAL IN ANY ORDER AND IN ANY MANNER IT SO ELECTS; AND (C) SHALL APPLY THE PROCEEDS OF ANY OR ALL OF SUCH COLLATERAL TO THE SECURED OBLIGATIONS IN ACCORDANCE WITH SECTION 7.03 OF THE LOAN AGREEMENT. GRANTOR WAIVES ANY RIGHT TO REQUIRE THE MARSHALING OF ANY SUCH COLLATERAL.

(k)

Governing Law; Submission to Jurisdiction. This Security Agreement constitutes a “Margin Loan Documentation” entered into in connection with the Loan Agreement. The provisions of Section 9.06 of the Loan Agreement shall apply mutatis mutandis to this Security Agreement as if such provisions were fully set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed (and by Grantor, as a deed) by their duly authorized representatives as of the date first above written.

Grantor
KINETIK FINANCE S.À.R.L.
By:	/s/ Csaba Horvath
Name: Csaba Horvath
Title: Manager

[Signature Page to Security Agreement]

CITIBANK, N.A., as Administrative Agent

By:	/s/ James Heathcote
Name: James Heathcote
Title: Authorized Signatory

CITIBANK, N.A., as an Applicable Lender

By:	/s/ James Heathcote
Name: James Heathcote
Title: Authorized Signatory

[Signature Page to Security Agreement]

Schedule 1

UCC Filing Location

1.	Washington, D.C.

EXHIBIT A

JOINDER AGREEMENT

Pursuant to this Joinder Agreement (this “Agreement”), each of the undersigned identified as a “New Applicable Lender” in its acknowledgment signature herein below ([the][each, a] “New Applicable Lender”) hereby agrees to be bound as an Applicable Lender under and pursuant to the terms and conditions of that certain Pledge and Security Agreement, dated as of May [14], 2021, (the “Security Agreement”), by and among Kinetik Finance S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg, having its registered office located at 1 rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and which is registered with the Luxembourg Trade and Companies Register under number B254082 (“Grantor”), Citibank, N.A., as administrative agent for the Lenders (in such capacity as administrative agent, the “Administrative Agent”), and each of the Applicable Lenders signatory thereto or to a Joinder Agreement. The Administrative Agent, on behalf of itself and each Applicable Lender, and [each][the] New Applicable Lender hereby agree and acknowledge that such New Applicable Lender shall constitute an “Applicable Lender” (as such term is used and defined in the Security Agreement) for all purposes under the Security Agreement. Capitalized terms used herein but not defined herein are used with the meanings given them in the Security Agreement.

Grantor hereby acknowledges, agrees and confirms that (i) it is a party to the Security Agreement as “Grantor” (as defined in the Security Agreement), (ii) the Secured Obligations are and remain secured pursuant to the Security Agreement, (iii) the New Collateral Account (hereinafter defined) shall constitute a “Collateral Account” (as such term is used and defined in the Security Agreement) and Collateral for all purposes under the Security Agreement, and (iv) the Security Agreement is in full force and effect as of the date hereof and is hereby ratified.

[The][Each] Collateral Account of [each][the] New Applicable Lender is identified in the Control Agreement it is a party to ([collectively,] [the][each] “New Collateral Account”). As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, Grantor hereby pledges and grants to the New Applicable Lender, as collateral agent for the benefit of the Lenders and the Agents, a security interest in all of its right, title and interest in and to the Collateral, including any Collateral in the New Collateral Account and any Collateral credited thereto or deposited thereto.

This Agreement constitutes a “Margin Loan Documentation” entered into in connection with the Loan Agreement. The provisions of Section 9.06 of the Loan Agreement shall apply mutatis mutandis to this Agreement as if such provisions were fully set forth herein.

[Remainder of page intentionally left blank]

Agreed to this [___ ] day of [____ ], 20[___ ].

NEW APPLICABLE LENDER [Name of New Applicable Lender]
By:
Name:
Title:

GRANTOR:
KINETIK FINANCE S.À.R.L.
By:
Name:
Title:

Acknowledged and agreed to as of the date set forth above:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title: